Kentex Petroleum, Inc. Announces Signing of Merger Agreement with Northern Oil and Gas, Inc.

Salt Lake City, Utah (BUSINESS WIRE) – March 7, 2007 – Kentex Petroleum, Inc. (OTC:BB KNTX), today announced the execution of an Agreement and Plan of Merger pursuant to which Kentex Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Company, will merge with and into Northern Oil and Gas, Inc., a Nevada gas and oil exploration and development corporation (“Northern Oil and Gas”), with Northern Oil and Gas being the surviving corporation and becoming a wholly-owned subsidiary of Kentex.

The closing is subject to the execution and delivery of certain ancillary agreements that have been agreed upon and various other conditions. The condition that minimum gross proceeds of $2,100,000 be raised by Northern Oil and Gas has been satisfied. No assurance can be given that this acquisition will be completed.

About Northern Oil and Gas, Inc.

Northern Oil & Gas, Inc. is a Nevada corporation focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States.

The primary assets of the corporation are two leaseholds in the Williston Basin. The corporation controls 22,000+/- acres (net) in Sheridan County, Montana, two-thirds of which has a 3-D seismic grid (SHERIDAN STACKED PAY). The corporation also controls 3,600+/- acres (net) in Mountrail County, North Dakota (BAKKEN SHALE).

More information may be found at www.northernoil.com.

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contacts

Kentex Petroleum, Inc.

Sarah E. Jenson, 801-278-9424

Northern Oil and Gas, Inc.

Michael Reger, 952-476-9800

www.northernoil.com

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